UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On April 6, 2015, Elaine P. Wynn issued the following press release:

Elaine Wynn Sends an Open Letter to Wynn Resorts Stockholders Addressing Her Qualifications for Re-Election to the Board

Letter Outlines Elaine’s Superior Qualifications over John J. Hagenbuch for Re-Election to the Wynn Resorts Board of Directors

LAS VEGAS – April 6, 2015 – Elaine Wynn, co-founder, Board member and third-largest stockholder of Wynn Resorts (NASDAQ: WYNN), today released a letter to all stockholders outlining her superior qualifications for re-election to the Wynn Resorts Board of Directors. Highlights include:

●	Elaine believes that her role as co-founder of Wynn Resorts is an asset to the Board and her experience is unmatched by other Board candidates.
●	Elaine is a long-term significant stockholder, and that will not change.
●	Elaine is a strong independent voice and she stands up for stockholders.
●	Elaine’s interests are fully aligned with those of other stockholders.

A copy of the letter follows:

April 6, 2015

Dear Fellow Wynn Resorts Stockholders,

We are facing a critical moment in our Company’s 15-year history. Changing market dynamics, evolving consumer preferences, and enhanced competition are only some of the many challenges we will face. I strongly believe that, to address these challenges, this Company of which we are all owners needs Board leadership that brings true independence of thought, diversity of outlook, and depth of industry knowledge. It needs Board members who are willing to challenge assumptions and push management to deliver outstanding results, and who are committed to representing the very BEST interests of ALL Wynn Resorts stockholders.

As a director since I co-founded our Company, I have made it my responsibility to ensure that the Board is acting in the best interests of every stockholder by making clear and informed decisions. In the Boardroom, I never hesitate to have my voice heard to ensure the best possible outcomes are achieved. My goal is never divisiveness. Rather, I try to encourage my fellow Board members, including the Chairman, to test theories and explore alternatives in an effort to build a consensus around the right decisions. Through the years, my voice has only grown, and I am proud to say we have an outstanding track record of success. During this time, Wynn Resorts has expanded to a global business that is synonymous with luxury gaming and hospitality, and my commitment to the Company and those goals has only grown stronger.

At the end of the day, this election boils down to a choice between two candidates: me and John J. Hagenbuch. I find it disappointing that the Company has spent so much time trying to tear me down as I’ve tried to present my credentials to you, but has spent so little time discussing the qualifications and contributions of the candidate I am challenging. The question stockholders should be asking is a simple one: which of the two candidates is best positioned to protect and grow stockholder value over the long-term?

Here, very simply, are the attributes I believe I bring to stockholders, none of which, in my opinion, Mr. Hagenbuch can come close to matching:

My role as co-founder of Wynn Resorts is an asset to the Board. There is not a single director other than the Chairman and CEO who is as knowledgeable about our industry, the dynamics that drive it, or the operations of our Company as I am. When you walk into one of our resorts, whether it is the Wynn or Encore in Las Vegas or Wynn Macau, you are entering the embodiment of a significant portion of my life’s work. The thousands of small details that I supervised, researched against our peers, and implemented within the resorts demonstrate my passion for excellence in gaming and hospitality and for building and enhancing the best brand in the business. These details contribute to the rich success of the Company in which we all have a vested interest, and keep our loyal customers returning to our resorts. My four decades of gaming experience and intimate knowledge of Wynn Resorts add much needed knowledge to our Board. I know what questions to ask and which issues to raise when other members might be inclined to accept the views of management at face value.

In my opinion, Mr. Hagenbuch cannot match my experience in this area. Indeed, I am not aware of any substantial gaming experience Mr. Hagenbuch has had other than his three years of service on our Board. I do respect the financial knowledge he has developed through his past work, and do not doubt that such knowledge can play a helpful role in our discussions at times. But there are others on the Board with similar expertise, and many other potential candidates who could provide that expertise if needed. On the other hand, I believe that my long experience in the industry and my contribution to the Company’s success over the years provide a unique and highly valuable asset to the Board as it charts the Company’s future course—one that would be lost, to the Company’s serious detriment in my view, were I not reelected.

Institutional Investor Services (ISS), the leading proxy advisory firm, also noted my contributions to the Company’s business success in its report earlier this week, noting that “all directors should contribute.” Yet there is no evidence I can see that Mr. Hagenbuch has done the same.

I am a long-term stockholder, and that will not change. My position as Wynn Resorts’ third-largest stockholder, with a 9.4% ownership stake, distinguishes me from my opponent. Unlike Mr. Hagenbuch, who along with J. Edward Virtue hold the two smallest amounts of shares among the Board members (.000117% and .000114%, respectively), I have a deep financial interest in Wynn Resorts’ success. The Board has touted the possibility that, if my lawsuit is successful, I might sell shares in a way that increases the likelihood of triggering a change of control covenant in the Company’s debt documents. In fact, the Board’s hypothetical is not in line with reality. It is my full intention to remain a significant stockholder of Wynn Resorts, no matter what happens in my lawsuit, and remain actively involved in growing and protecting the collective investment of my fellow Wynn Resorts stockholders.

Indeed, although the Board claims this concern has been plaguing it for some time, ISS notes in its recent report the “short fuse” with which the Board appears to have approached the decision to remove me. ISS rightfully questions why, if concerns had been building since 2012, did the Corporate Governance Committee not prepare for my removal by conducting, sometime during the past three years, the director search it now commits to complete in the next nine months.

I am a strong independent voice who stands up for stockholders. Since the beginning of my campaign, I have argued that my ability to question and engage in healthy debate with Steve Wynn is one of the reasons I think I have been such an effective Board member to date. I believe this unique dynamic has made my role on the Board critical.

In my opinion, Mr. Hagenbuch does not bring the same independence to our Board discussions. He is and has been a Sun Valley social friend of Steve Wynn’s. As I understand it, Mr. Hagenbuch’s candidacy did not arise from a search by the Nominating and Corporate Governance Committee but rather was initiated by Steve himself. In my opinion, his close ties to Steve do not make him well-suited to act with the kind of independence that I have been able to demonstrate. In fact, ISS noted that Mr. Hagenbuch bore “direct responsibility” for continued compensation concerns at the Company that he helped create through his role as a member of the Compensation Committee.

In short, the Company’s focus on the narrow issue of who does or does not meet the NASDAQ standards for “independence” has obscured the more fundamental question of which of the two candidates is more likely to act as an independent check on management in the future. If Mr. Hagenbuch is the kind of “independent director” the Board holds as its standard for nomination, then, in my view, we as stockholders all deserve better.

There are many issues the Company needs to prepare for, and many problems inside the Boardroom that need solving. I believe ISS was right to say that the Nominating Committee failed stockholders by not considering diversity in the Boardroom “before it removed its last remaining woman director.” The organization is right too in saying that all directors need to better address the “failures of governance” by our Corporate Governance Committee, which I absolutely intend to do. I believe that my qualifications, industry experience, diverse perspective, leadership abilities and past role on the Board are UNMATCHED by either of the re-nominated candidates. I hope that you will give me the opportunity to continue contributing meaningful and lasting value to the Company and VOTE THE GOLD CARD.

PLEASE FILL OUT AND VOTE THE GOLD PROXY CARD TODAY TO SUPPORT THE CONTINUED INCLUSION OF STRONG, INDEPENDENT VOICES AND DIVERSITY OF THOUGHT IN YOUR BOARDROOM.

Sincerely,

Elaine Wynn

CONTACT:

Investors: Bruce H. Goldfarb / Jon Einsidler / Lydia Mulyk / Lisa Patel, Okapi Partners LLC, 212-297-0720, info@okapipartners.com; or Media: Liz Micci / Luke Barrett, The Abernathy MacGregor Group, 212-371-5999, edm@abmac.com / lpb@abmac.com

***

On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Ms. Wynn is soliciting proxies for use at the Company’s 2015 Annual Meeting of Stockholders, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Wynn Resorts, Limited nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.